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                                                                    Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      FIRST FEDERAL FINANCIAL BANCORP, INC.


         First Federal Financial Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law ("GCL") of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of First Federal Financial Bancorp, Inc. resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by reducing the number of authorized shares in Article IV thereof from 4,000,000, of which 1,000,000 shall be serial preferred stock, $.01 par value per share ("Preferred Stock") and 3,000,000 shall be common stock, par value $.01 per share ("Common Stock"), to 1,500,000, of which 500,000 shall be Preferred Stock and 1,000,000 shall be Common Stock, so that, as amended, said
Article IV shall be and read as follows:

                                   ARTICLE IV

                                  CAPITAL STOCK

                  The total number of shares of capital stock which the Corporation has authority to issue is 1,500,000, of which 500,000 shall be serial preferred stock, $.01 par value per share (hereinafter the "Preferred Stock"), and 1,000,000 shall be common stock, par value $.01 per share (hereinafter the "Common Stock").

                  The Board of Directors is hereby expressly authorized, by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;



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                  (b) whether the shares of such series shall have voting
         rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

                  (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and


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                  (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

                  The powers, preferences and relative, participating, optional and other special rights, of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the GCL of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL of the State of Delaware.

         IN WITNESS WHEREOF, said First Federal Financial Bancorp, Inc. has caused this certificate to be signed by I. Vincent Rice, its President, this 17th day of January, 2001.

                                          FIRST FEDERAL FINANCIAL BANCORP, INC.


                                          By: /s/ I. Vincent Rice
                                              ----------------------------------
                                              I. Vincent Rice
                                              President




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